UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 24, 2006
THE ANDERSONS, INC.
(Exact name of registrant as specified in its charter)
Commission File Number 000-20557

OHIO	34-1562374

(State or other jurisdiction of	(IRS Employer
Incorporation or organization)	Identification No.)
480 West Dussel Drive, Maumee, Ohio 43537
(Address of principal executive offices) (Zip Code)
Registrants telephone number, including area code: (419) 893-5050
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into A Material Definitive Agreement.
          On August 22, 2006, The Andersons, Inc. (the “Company”) entered into an underwriting agreement with the selling stockholders named therein (the “Selling Stockholders”), and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc. and Piper Jaffray & Co., as representatives of the several underwriters named therein (the “Underwriting Agreement”). The following summary of certain provisions of the Underwriting Agreement is qualified in its entirety by reference to the complete Underwriting Agreement filed as Exhibit 1.1 hereto and incorporated herein by reference.
          Pursuant to the Underwriting Agreement, the Company and the Selling Stockholders agreed to sell and the underwriters agreed to purchase for resale to the public, subject to the terms and conditions expressed therein, 2,250,000 shares of the Company’s common stock, no par value, at a price per share of $37.00, less applicable underwriting discounts and commissions, plus an additional 337,500 shares issuable upon the exercise of a 30-day option granted by the Selling Stockholders to the underwriters to cover over-allotments, if any. The offering is scheduled to close on August 28, 2006.
          The Company and the Selling Stockholders have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities. In addition, the Underwriting Agreement contains customary representations, warranties and agreements of the Company and the Selling Stockholders and customary conditions to closing.
ITEM 9.01. Financial Statements and Exhibits
(c) Exhibits
     1.1 Underwriting Agreement, dated as of August 22, 2006, among the Company, the Selling Stockholders listed in Schedule II thereto, and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., and Piper Jaffray & Co., as representatives of the several underwriters listed in Schedule I thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
DATED: August 24, 2006

THE ANDERSONS, INC.

By:	/s/ Michael J. Anderson (President and Chief Executive Officer )

EXHIBIT INDEX
1.1 Underwriting Agreement, dated as of August 22, 2006, among the Company, the Selling Stockholders listed in Schedule II thereto, and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., and Piper Jaffray & Co., as representatives of the several underwriters listed in Schedule I thereto.

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